Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Highland Hospitality Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-121338, 333-121339 and 33-121341) on Form S-3 and registration statements (Nos. 333-111341 and 333-121340) on Form S-8 of Highland Hospitality Corporation of our report dated June 8, 2005, with respect to the balance sheets of Tucancun Beach Resorts & Villas as of December 31, 2004 and 2003 and the related statements of operations, net assets, and cash flows for each of the fiscal years in the two-year period ended December 31, 2004, which report appears in the Form 8-K/A of Highland Hospitality Corporation dated June 28, 2005.

/s/  KPMG Cárdenas Dosal, S.C.

Merida, Mexico

June 28, 2005